Exhibit 99.1

Boundless Bio Reports First Quarter 2024 Financial Results and Corporate Highlights

BBI-355 Phase 1/2 POTENTIATE clinical trial ongoing; initiated targeted therapy combinations in patients with tumors with EGFR or FGFR oncogene amplifications

First patient dosed in Phase 1/2 STARMAP clinical trial of BBI-825 in patients with tumors with resistance gene amplifications

Completed $100 million IPO; pro forma cash position of approximately $200 million supports both BBI-355 and BBI-825 through preliminary clinical proof of concept

SAN DIEGO, May 13, 2024 – Boundless Bio (Nasdaq: BOLD), a clinical-stage oncology company interrogating extrachromosomal DNA (ecDNA) biology to deliver transformative therapies to patients with previously intractable oncogene amplified cancers, today announced financial results for the first quarter of 2024 and highlighted recent progress.

“It has been an exciting quarter at Boundless Bio. The Phase 1/2 POTENTIATE trial of BBI-355, our potentially best-in-class, oral, selective CHK1 inhibitor, advanced into initial combination therapy modules evaluating BBI-355 together with an EGFR inhibitor or an FGFR inhibitor in patients with tumors harboring EGFR or FGFR oncogene amplifications, respectively. We also dosed the first patient with our second ecDNA-directed therapy (ecDTx), BBI-825, a first-in-class, oral, selective RNR inhibitor, which marks the company’s rapid growth and transition into a multi-asset, clinical-stage oncology company” said Zachary Hornby, President and Chief Executive Officer of Boundless Bio. “With the completion of our recent IPO, we have the capital to take the next steps toward delivering on the promise of our ecDTx, a potential new vertical in cancer therapeutics.”

Recent Highlights

BBI-355, a novel CHK1 inhibitor and the first ecDTx in development

•
Patient enrollment is ongoing in Part 1 of the Phase 1/2 POTENTIATE (Precision Oncology Trial Evaluating Novel Therapeutic Interrupting Amplifications Tied to ecDNA) trial, which evaluates BBI-355 as a single agent in patients with locally advanced or metastatic solid tumors with oncogene amplifications.

•
Initiated dose escalation in Part 2 of the Phase 1/2 POTENTIATE trial, which evaluates BBI-355 in combination with the EGFR inhibitor erlotinib and BBI-355 in combination with the FGFR inhibitor futibatinib in patients with tumors harboring EGFR or FGFR oncogene amplifications, respectively, to evaluate the safety, tolerability, pharmacokinetics, and preliminary antitumor activity of each combination regimen.

•
Presented preliminary preclinical and clinical pharmacodynamic data on BBI-355 at the American Association for Cancer Research (AACR) Annual Meeting 2024. Findings further support the development of BBI-355 as a differentiated single agent and combination treatment approach for oncogene amplified cancers.

BBI-825, a novel, selective RNR inhibitor targeting ecDNA assembly and repair

•
Dosed the first patient in the STARMAP (Study Targeting Acquired Resistance: MAPK Amplifications) trial, a first-in-human, Phase 1/2 study of BBI-825 as a single agent and in combination with select targeted cancer therapies, for patients with locally advanced or metastatic cancer with resistance gene amplifications.

First Quarter 2024 Financial Highlights

•
Cash Position: Cash, cash equivalents, and short-term investments totaled $104.9 million as of March 31, 2024. In addition, Boundless Bio completed its IPO in early April 2024 in which it sold 6,250,000 shares of its common stock for gross proceeds of $100.0 million. Boundless Bio expects its current cash position to fund operations into the second half of 2026 and through key clinical data milestones.

•
R&D Expenses: Research and development (R&D) expenses were $13.1 million for the first quarter of 2024, compared to $9.5 million for the same period in 2023. The increase in R&D expenses was primarily due to a $1.8 million increase in the direct program costs for BBI-355, BBI-825, and other development programs, a $0.5 million increase in personnel-related costs resulting from an increase in headcount and salary increases, $0.3 million of additional stock-based compensation, and a $1.0 million increase in third-party services and other miscellaneous R&D costs.

•
G&A Expenses: General and administrative (G&A) expenses were $3.8 million for the first quarter of 2024, compared to $2.6 million for the same period in 2023. The increase in G&A expenses was primarily due to a $0.3 million increase in personnel-related costs due to an increase in headcount and salary increases, $0.5 million of additional stock-based compensation, an increase in professional service fees of $0.2 million, and a $0.2 million increase in other G&A costs.

•
Net Loss: Net loss totaled $15.4 million and $11.7 million for the first quarters of 2024 and 2023, respectively, with non-cash stock-based compensation expense of $1.3 million and $0.6 million for the first quarters of 2024 and 2023, respectively.

About BBI-355

Boundless Bio’s lead ecDNA-directed therapy (ecDTx), BBI-355, is a novel, oral, selective small molecule inhibitor of checkpoint kinase 1 (CHK1) being studied in the ongoing, first-in-human, Phase 1/2 POTENTIATE clinical trial (NCT05827614) in patients with oncogene amplified cancers. CHK1 is a master regulator of cells’ response to replication stress (RS). RS is elevated in ecDNA-enabled oncogene amplified cancer cells and, because of this, represents a key vulnerability of those cells. BBI-355 was designed to exploit the elevated RS in ecDNA-enabled oncogene amplified cancer cells by disrupting proper CHK1 function in regulating RS and thereby facilitating catastrophic RS to preferentially kill cancer cells relative to healthy cells.

About BBI-825

Boundless Bio’s second ecDTx, BBI-825, is a novel, oral, selective small molecule inhibitor of ribonucleotide reductase (RNR) being studied in the ongoing, first-in-human, Phase 1/2 STARMAP clinical trial (NCT06299761) in cancer patients with resistance gene amplifications. In preclinical studies, BBI-825 demonstrated low double digit nanomolar RNR inhibition and tumor growth inhibition, including regressions, in both the prevention and treatment of amplification-mediated resistance in mitogen-activated protein kinase (MAPK) pathway-activated tumors. RNR is the rate-limiting enzyme responsible for cellular de novo synthesis of deoxynucleotide triphosphates (dNTPs), the building blocks of DNA, and is essential to the assembly and repair of ecDNA. BBI-825 was shown to dysregulate ecDNA-reliant cancer cell dNTP pools, deplete ecDNA, and was synthetic lethal in multiple oncogene amplified preclinical cancer models.

About Boundless Bio

Boundless Bio is a clinical-stage oncology company dedicated to unlocking a new paradigm in cancer therapeutics to address the significant unmet need of patients with oncogene amplified tumors by targeting extrachromosomal DNA (ecDNA), a root cause of oncogene amplification observed in more than 14% of cancer patients. Boundless Bio is developing the first ecDNA-directed therapy (ecDTx), BBI-355, which is an oral inhibitor of checkpoint kinase 1 (CHK1) being evaluated in a Phase 1/2 clinical trial in patients with oncogene amplified cancers. Boundless Bio’s second ecDTx, BBI-825, is an oral inhibitor of ribonucleotide reductase (RNR) being evaluated in a Phase 1/2 clinical trial in cancer patients with resistance gene amplifications. Leveraging its Spyglass platform, Boundless Bio has additional programs advancing through preclinical development and discovery. Boundless Bio is headquartered in San Diego, CA.

For more information, visit www.boundlessbio.com.

Follow us on LinkedIn and X.

Forward-Looking Statements

Boundless Bio cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include but are not limited to: the sufficiency of our cash position to fund operations and milestones; and the potential therapeutic benefits of our ecDTx in treating patients with oncogene amplified cancers. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: we are early in our development efforts and our approach to discover and develop ecDTx directed against ecDNA in oncogene amplified cancers is novel and unproven; results from preclinical studies or early clinical trials not necessarily being predictive of future results; potential delays in the commencement, enrollment, data readouts or completion of clinical trials or preclinical studies; our dependence on third parties in connection with clinical trials, preclinical studies, ecDNA diagnostic development, and manufacturing; unfavorable results from clinical trials or preclinical studies; unexpected adverse side effects or inadequate efficacy of our ecDTx that may limit their development, regulatory approval, and/or commercialization; the potential for our programs and prospects to be negatively impacted by developments relating to our competitors, including the results of studies or regulatory determinations relating to our competitors; regulatory developments in the United States and foreign countries; we may use our capital resources sooner than we expect; and other risks described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2024 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

James Lee, Boundless Bio

jlee@boundlessbio.com

Investors

THRUST Strategic Communications

Renee Leck

renee@thrustsc.com

Media

1AB

Dan Budwick
dan@1abmedia.com

BOUNDLESS BIO, INC.

Condensed Statements of Operations

(unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Operating expenses:
Research and development	$13,129	$9,503
General and administrative	3,754	2,584
Total operating expenses	16,883	12,087
Loss from operations	(16,883)	(12,087)
Other income (expense):
Interest income	1,421	395
Other income (expense)	32	(27)
Total other income, net	1,453	368
Net loss	$(15,430)	$(11,719)

Net loss per share, basic and diluted	$(12.27)	$(9.91)
Shares used in calculation	1,258	1,183

BOUNDLESS BIO, INC.

Condensed Balance Sheets

(In thousands, except par value data)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,143	$23,706
Short-term investments	79,737	97,046
Prepaid expenses and other current assets	7,281	3,452
Total current assets	112,161	124,204
Property and equipment, net	2,418	2,573
Right-of-use asset, net	1,385	2,002
Restricted cash	560	560
Other assets	553	555
Total assets	$117,077	$129,894
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable and accrued liabilities	$8,182	$4,266
Accrued compensation	939	2,898
Lease liabilities, current portion	1,523	2,195
Total current liabilities	10,644	9,359
Convertible preferred stock	247,617	247,617
Stockholders’ equity:
Common stock, $0.0001 par value	—	—
Additional paid-in-capital	10,376	8,987
Accumulated other comprehensive income / (loss)	(21)	40
Accumulated deficit	(151,539)	(136,109)
Total stockholders’ deficit	(141,184)	(127,082)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$117,077	$129,894

#####